Exhibit 99.3

Consent of Marc S. Lipschultz to be Named as a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, the undersigned, hereby consent to my being named in the Registration Statement on Form S-4 of Altimar Acquisition Corporation, and all amendments, including post-effective amendments thereto (the “Registration Statement”), as a person about to become a director of Blue Owl Capital Inc. upon completion of the Business Combination and the other transactions described in the Registration Statement.

Dated: December 31, 2020

/s/ Marc S. Lipschultz
Marc S. Lipschultz